Final Term Sheet Dated December 2, 2014

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

relating to the

Preliminary Prospectus Supplement

dated December 1, 2014 and

Prospectus dated November 26, 2012

Registration Statement No. 333-185137

Amazon.com, Inc.

2.600% Notes due 2019

3.300% Notes due 2021

3.800% Notes due 2024

4.800% Notes due 2034

4.950% Notes due 2044

Pricing Term Sheet

Issuer:	Amazon.com, Inc. (the “Issuer”)

Title:

2.600% Notes due 2019 (the “2019 Notes”)

3.300% Notes due 2021 (the “2021 Notes”)

3.800% Notes due 2024 (the “2024 Notes”)

4.800% Notes due 2034 (the “2034 Notes”)

4.950% Notes due 2044 (the “2044 Notes”)

Security Type:	SEC registered

Ratings*:	Baa1 by Moody’s Investor Service, Inc. AA- by Standard & Poor’s Ratings Services

Size:	2019 Notes: $1,000,000,000 2021 Notes: $1,000,000,000 2024 Notes: $1,250,000,000 2034 Notes: $1,250,000,000 2044 Notes: $1,500,000,000

Maturity Date:	2019 Notes: December 5, 2019 2021 Notes: December 5, 2021 2024 Notes: December 5, 2024 2034 Notes: December 5, 2034 2044 Notes: December 5, 2044

Trade Date:	December 2, 2014

Settlement Date:	December 5, 2014

Coupon (Interest Rate):

2019 Notes: 2.600% per annum, accruing from December 5, 2014

2021 Notes: 3.300% per annum, accruing from December 5, 2014

2024 Notes: 3.800% per annum, accruing from December 5, 2014

2034 Notes: 4.800% per annum, accruing from December 5, 2014

2044 Notes: 4.950% per annum, accruing from December 5, 2014

Yield to Maturity:	2019 Notes: 2.643% 2021 Notes: 3.360% 2024 Notes: 3.844% 2034 Notes: 4.865% 2044 Notes: 5.065%

Spread to Benchmark Treasury:	2019 Notes: 105 bps 2021 Notes: 135 bps 2024 Notes: 155 bps 2034 Notes: 185 bps 2044 Notes: 205 bps

Benchmark Treasury:	2019 Notes: 1.500% due November 30, 2019 2021 Notes: 1.875% due November 30, 2021 2024 Notes: 2.250% due November 15, 2024 2034 Notes: 3.125% due August 15, 2044 2044 Notes: 3.125% due August 15, 2044

Benchmark Treasury Yield:	2019 Notes: 1.593% 2021 Notes: 2.010% 2024 Notes: 2.294% 2034 Notes: 3.015% 2044 Notes: 3.015%

Interest Payment Dates:

2019 Notes: June 5 and December 5 of each year, beginning June 5, 2015

2021 Notes: June 5 and December 5 of each year, beginning June 5, 2015

2024 Notes: June 5 and December 5 of each year, beginning June 5, 2015

2034 Notes: June 5 and December 5 of each year, beginning June 5, 2015

2044 Notes: June 5 and December 5 of each year, beginning June 5, 2015

Optional Redemption:

The Issuer may, at its option, redeem any series of notes, in whole or in part, at any time (until, in the case of the 2019 Notes, at any time prior to November 5, 2019; in the case of the 2021 Notes, at any time prior to October 5, 2021; in the case of the 2024 Notes, at any time prior to September 5, 2024; in the case of the 2034 Notes, at any time prior to June 5, 2034; and in the case of the 2044 Notes, at any time prior to June 5, 2044) at a price equal to the greater of (1) 100% of the principal amount of the applicable series of notes to be redeemed, and (2) the sum of the present value of the remaining scheduled payments of principal and interest on the notes to be redeemed from the redemption date to the maturity date discounted from the scheduled payment dates to the redemption date on a semi-annual basis at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 basis points in the case of the 2019 Notes, plus 20 basis points in the case of the 2021 Notes, plus 25 basis points in the case of the 2024 Notes, plus 30 basis points in the case of the 2034 Notes and plus 30 basis points in the case of the 2044 Notes, plus accrued and unpaid interest up to, but excluding, the redemption date.

Notwithstanding the immediately preceding paragraph, the Issuer may, at its option, redeem the 2019 Notes, in whole or in part, at any time, on or after November 5, 2019 (one month prior to the maturity date of the 2019 Notes); redeem the 2021 Notes, in whole or in part, at any time, on or after October 5, 2021 (two months prior to the maturity date of the 2021 Notes); redeem the 2024 Notes, in whole or in part, at any time, on or after September 5, 2024 (three months prior to the maturity date of the 2024 Notes); redeem the 2034 Notes, in whole or in part, at any time, on or after June 5, 2034 (six months prior to the maturity date of the 2034 Notes); and redeem the 2044 Notes, in whole or in part, at any time, on or after June 5, 2044 (six months prior to the maturity date of the 2044 Notes) at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest up to, but excluding, the redemption date.

Price to Public:

2019 Notes: 99.800%, plus accrued interest, if any

2021 Notes: 99.628%, plus accrued interest, if any

2024 Notes: 99.638%, plus accrued interest, if any

2034 Notes: 99.175%, plus accrued interest, if any

2044 Notes: 98.236%, plus accrued interest, if any

CUSIP/ ISIN:	2019 Notes: 023135 AL0 / US023135AL05 2021 Notes: 023135 AM8 / US023135AM87 2024 Notes: 023135 AN6 / US023135AN60 2034 Notes: 023135 AP1 / US023135AP19 2044 Notes: 023135 AQ9 / US023135AQ91

Joint Book-Running Managers:	Morgan Stanley & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. HSBC Securities (USA) Inc.

Co-Manager:	Wells Fargo Securities, LLC

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time. Each rating should be evaluated independently of any other rating.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request them by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 and Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.